Exhibit 5.1
February 5, 2008
Global Telecom & Technology, Inc.
8484 Westpark Drive
Suite 720
McLean, Virginia 22102
Ladies and Gentlemen:
     Global Telecom & Technology, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, as amended (Registration No. 333-148650) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the sale by the Selling Stockholders named therein (the “Selling Stockholders”) of up to an aggregate of 5,242,717 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), including (i) 2,570,144 shares of Common Stock (the “Selling Stockholders’ Shares”) held by the Selling Stockholders and (ii) 2,672,573 shares of Common Stock (the “Note Shares”) issuable to the Selling Stockholders upon conversion of certain 10% convertible unsecured subordinated promissory notes (the “Notes”). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.
     In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):
     (i)     the Company’s second amended and restated certificate of incorporation ;
     (ii)     the Company’s amended and restated bylaws;
     (iii)     resolutions of the board of directors of the Company;
     (iv)     the Registration Statement and schedules and exhibits thereto; and
     (v)     such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.
     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

     Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that:
     (a)     The Selling Stockholders’ Shares will be duly authorized, validly issued, fully paid and non-assessable; and
     (b)     The Note Shares will be duly authorized and, when issued by the Company upon conversion of the Notes in accordance with their terms, will be validly issued, fully paid and non-assessable.
     The opinions expressed above are limited to the General Corporation Law of the State of Delaware which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.
Very truly yours,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP